February 28, 2014	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com CLIENT/MATTER NUMBER 046988-0101

Perritt Funds, Inc. 300 South Wacker Drive Suite 2880 Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as counsel for you in connection with the preparation of an amendment to the Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of Common Stock of Perritt Funds, Inc. (such Common Stock being hereinafter referred to as the “Stock”) in the manner set forth in the amended Registration Statement to which reference is made.  In this connection we have examined:  (a) the Registration Statement on Form N-1A, as amended to date; (b) your Articles of Incorporation and Bylaws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the shares of Stock when sold as contemplated in the amended Registration Statement will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the amended Registration Statement on Form N-1A.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Foley & Lardner LLP
FOLEY & LARDNER LLP

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